Exhibit 99.1

THOMAS M. RYAN NAMED CHAIRMAN OF THE BOARD
 OF CVS CAREMARK

Mac Crawford Announces His Retirement
From the Board of Directors

WOONSOCKET, R.I., Nov. 7, 2007 (BUSINESS WIRE)--CVS Caremark Corporation (NYSE: CVS), today announced that Thomas M. Ryan, President and Chief Executive Officer, has been named Chairman of the Board effective immediately. Mr. Ryan will also continue to serve as President and Chief Executive Officer.  Mac Crawford has announced his retirement from the company’s Board of Directors and position as Chairman of the Board.

Mr. Ryan commented, "Mac has been a dedicated and passionate advocate for Caremark over the past nine years. His broad health care experience, savvy management and business acumen have helped make Caremark the leading pharmacy benefit manager in the nation. His vision is what brought Caremark to where it is today, and now our combined mission to improve health care is what will take us to the next level.”

"It is with great pride that I announce my retirement from CVS Caremark,” said Mac Crawford. “I am confident that we have the right management focused on the right opportunities, and I could not be more pleased with the progress we have made since we closed the transaction. Tom Ryan is an exceptional leader who understands health care, and the tremendous opportunities to help drive positive outcomes for consumers, clients, and shareholders. Our vision of using the breadth of our capabilities to reduce complexity and improve health care outcomes for consumers while lowering costs for payors is being actively advanced since the merger.  There is no question that the company is in extremely capable hands with Tom and this newly combined CVS Caremark team."

Mr. Ryan, 55, has served as President and Chief Executive Officer of CVS Caremark since March of 2007. He previously served as Chairman, President and Chief Executive Officer of CVS Corporation.

Mr. Crawford, 58, has been Chairman of the CVS Caremark Board of Directors since the closing of the CVS Caremark merger. He previously served as Chairman and Chief Executive Officer of Caremark Rx., Inc.

In addition, the company also announced that its Board of Directors appointed Terrence Murray as lead Director. He is the former Chairman of FleetBoston Financial Corporation and served as Chief Executive Officer of FleetBoston from May 1982 to December 2001.  Mr. Murray has served on the CVS Caremark Board of Directors since the closing of the CVS Caremark merger. He had previously served on the CVS Corporation Board of Directors since 1996.

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company's website, at http://investor.CVS.com, as well as through the press room portion of the Company's website, at www.cvs.com/pressroom.